EXHIBIT 99.1
                                                                ------------
NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:
Travis Whittington
Hanser & Associates (for Hydrogen Engine Center, Inc.)
(800) 340-6434
travis@hanser.com

Hydrogen Engine Center, Inc. Delivers Oxx Power(TM) Engines to All North American Distributors
2007 product lineup announced

ALGONA, Iowa (Aug. 22, 2006) -- Hydrogen Engine Center, Inc. (OTCBB: HYEG.OB) has launched shipment of its Oxx Power(TM) production engines to its North American distributors.

On August 17, Hydrogen Engine Center (HEC) delivered the first HEC Oxx Power(TM) (4.9L) in-line 6 cylinder, spark-ignited internal combustion engine to Jim Brazeal, president of Kansas City Power Products. Oxx Power(TM) engines are designed to run on ethanol, propane, gasoline, natural gas or hydrogen. When running on hydrogen, the engine produces near zero emissions. Distributors are able to order engines which HEC can optimize to run on the fuel of their choice.

"Kansas City Power Products only sells equipment from companies that have good business practices in place during their engine assembly process," said Jim Brazeal. "Hydrogen Engine Center has demonstrated to us a commitment to quality and an efficient, scalable and repeatable manufacturing process."

The  initial  delivery of engines to HEC's  distributors  will be used for sales
training  and  to  demonstrate  to  customers  the  unique   advantages  of  the
alternative fuel engines.

HEC also announced its 2007 product lineup adding engine configurations consisting of 2, 3 and 8 cylinder engines, all capable of running on hydrogen and other alternative fuels.

HEC anticipates producing 10,000 engines per year in its current manufacturing facility and is continuing to expand its manufacturing capacity. Expansion of capacity is targeted to continue in the first and second quarter of 2007 to meet demand, subject to the receipt of sufficient financing to expand its operations.

"The range of engines and generator sets we are building demonstrates our commitment to respond to the large market demand for alternative fuel engines," said Ted Hollinger, HEC co-founder and president. "HEC is founded on the core strengths of manufacturing competence and technology leadership. We also envision a world where the engine fueling options HEC offers will help reduce the world's dependency on petroleum products. We expect to play a significant roll in fulfilling the growing demand for power sources that are environmentally friendly."
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About Hydrogen Engine Center, Inc.
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Hydrogen Engine Center,  Inc.  designs,  manufactures  and distributes  flex and alternative fuel internal combustion engines and power generation  equipment for
distributed  power  applications,   agricultural,   industrial,  airport  ground
support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, IA 50511 Visit or call 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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